Exhibit 23.2

CONSENT OF Independent REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form S-4 of Welsbach Technology Metals Acquisition Corp. of our report dated November 14, 2022, with respect to our audit of WaveTech Group Inc.’s consolidated financial statements as December 31, 2021 and 2020, and for the years in the two-year period ended December 31, 2021, which appears in the Prospectus as part of this Registration Statement. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern that was alleviated.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

November 14, 2022